Exhibit 1

LINX S.A.
Publicy-Held Company with Authorized Capital
NIRE 35.3.0031658-4
CNPJ No. 06.948.969/0001-75

MATERIAL FACT

Linx S.A. (B3: LINX3), joint-stock company with head offices at the city of São Paulo, State of São Paulo, at Avenida Doutora Ruth Cardoso, No. 7221, Ed. Birmann 21, 7th floor, room I, Pinheiros, CEP 05425-902 (“Company”), in pursuant to the provisions of Article 154, paragraph 4th of Brazilian Law No. 6,404, dated of December 15, 1976, as amended (“Brazilian Corporation Law”), and of Article 2, item XV of the Brazilian Securities and Exchange Commission (“CVM”) Ruling No. 358, dated of January 3rd, 2002, as amended, hereby announces today the pricing of the previously-announced public offering of 32,774,601 of its common shares in a global offering, consisting of an international offering and a Brazilian offering. The common shares were offered directly and in the form of American Depositary Shares (“ADS”). The Company also granted the underwriters a 30-day option to purchase up to 4,391,190 additional shares.

The offering price was R$36.00 per common share and US$9.40 per ADS.

The common shares will be traded on the B3 S.A. — Brasil, Bolsa Balcão under the symbol “LINX3” and the ADSs will be traded on the New York Stock Exchange (“NYSE”) under the symbol “LINX”. The depository of the ADSs is The Bank of New York Mellon and the custodian bank is Itaú Unibanco S.A. The first trading day of the ADSs on the NYSE will be June 26, 2019.

Goldman Sachs & Co. LLC, Morgan Stanley, Jefferies, BofA Merrill Lynch and Itaú BBA are acting as global coordinators in this global offering.

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering, when available, may be obtained from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036; Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd floor, New York, NY 10022, telephone: 1-877-821-7388 or by emailing Prospectus_Department@Jefferies.com; BofA Merrill Lynch, Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001 or by emailing dg.prospectus_requests@baml.com; and Itau BBA USA Securities, Inc., 540 Madison Avenue, 23rd floor, New York, NY 10022, Attention: Juliana Pinho, or by emailing juliana.pinho@itaubba.com.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and declared effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy ADSs of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

São Paulo, June 26, 2019.

LINX S.A.

Pedro Holmes Monteiro Moreira
Investor Relations Officer